Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

KBL Healthcare Acquisition Corp. III

We hereby consent to the use in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 4, 2007, except for the third paragraph of Note 1, and the third paragraph of Note 5, as to which the date is May 16, 2007, on the financial statements of KBL Healthcare Acquisition Corp. III as of February 15, 2007 and for the period from January 9, 2007 (date of inception) to February 15, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 22, 2007